   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1998
                                                      REGISTRATION NO. 333-45619

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              BROADCOM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA                         3674                         33-0480482
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
             OF
      INCORPORATION OR           CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
        ORGANIZATION)

                            16251 LAGUNA CANYON ROAD
                            IRVINE, CALIFORNIA 92618
                                 (714) 450-8700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             HENRY T. NICHOLAS, III
                    CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              BROADCOM CORPORATION
                            16251 LAGUNA CANYON ROAD
                            IRVINE, CALIFORNIA 92618
                                 (714) 450-8700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           BRUCE R. HALLETT, ESQ.                          LARRY W. SONSINI, ESQ.
           ELLEN S. BANCROFT, ESQ.                       JAMES N. STRAWBRIDGE, ESQ.
             LEE J. LESLIE, ESQ.                            JOSE F. MACIAS, ESQ.
       BROBECK PHLEGER & HARRISON LLP                 WILSON SONSINI GOODRICH & ROSATI
      4675 MACARTHUR COURT, SUITE 1000                    PROFESSIONAL CORPORATION
       NEWPORT BEACH, CALIFORNIA 92660                       650 PAGE MILL ROAD
               (714) 752-7535                         PALO ALTO, CALIFORNIA 94304-1050
                                                               (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees. All of the expenses below will be paid by the Company.

                                       ITEM
        -------------------------------------------------------------------
        Registration fee...................................................  $ 15,895
        NASD filing fee....................................................     5,888
        Nasdaq National Market listing fee.................................     *
        Blue sky fees and expenses.........................................     *
        Printing and engraving expenses....................................     *
        Legal fees and expenses............................................     *
        Accounting fees and expenses.......................................     *
        Transfer Agent and Registrar fees..................................     *
        Miscellaneous......................................................     *
                                                                              -------
                  Total....................................................  $  *
                                                                              =======

------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under
Section 310 of the California Law concerning contacts or transactions between the Company and a director, or (vii) under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation by a director of the director's fiduciary duty to the Company or its shareholders.

     The Company's Articles of Incorporation also include an authorization for the Company to indemnify its "agents" (as defined in Section 317 of the California Law), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Bylaws provide for indemnification of the Company's directors, officers and employees. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act.

     The Company, with the approval of the Board of Directors, intends to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

     There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. Moreover, the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company and its officers and directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant since January 1, 1995 involving sales of the Registrant's securities that were not registered under the Securities Act:

     1. In March 1995, the Registrant issued and sold 500,000 shares of Series C Preferred Stock to Scientific-Atlanta, Inc. at a price per share of $2.00. Each share of Series C Preferred Stock will convert into three shares of Class B Common Stock upon consummation of this offering.

     2. In February 1996, the Registrant issued and sold an aggregate of 493,839 shares of Series D Preferred Stock to 22 accredited individual investors and strategic partners at a price per share of $6.00. Each share of Series D Preferred Stock will convert into three shares of Class B Common Stock upon consummation of this offering.

     3. In June 1997, the Registrant issued and sold 60,000 shares of Class B Common Stock to the Regents of the University of New Mexico ("UNM") in connection with a License Agreement between UNM and the Registrant. The shares were issued as part of the Registrant's consideration to UNM in return for a license grant.

     4. In September 1997, the Registrant issued and sold 1,500,000 shares of Series E Preferred Stock to General Instrument Corporation at a price per share of $15.15. This transaction was undertaken in connection with a Development, Supply and License Agreement between General Instrument and the Registrant. Each share of Series E Preferred Stock will convert into 1.5 shares of Class B Common Stock upon consummation of this offering.

     5. In October 1997, the Registrant issued and sold 225,000 shares of Class B Common Stock to Irell & Manella LLP at a price per share of $4.67, or an aggregate purchase price of $1,050,000.

     6. From time to time since the implementation of the 1994 Plan, the Registrant issued nonqualified stock options to purchase Common Stock at exercise prices ranging from $0.07 to $10.00 per share to eligible officers, directors, consultants and employes of the Registrant as described in the Prospectus. Such optionees did not pay any cash consideration for these options. Such options did not involve a "sale" of securities; and, therefore, registration was not required. During the period referred to above, the Registrant issued 5,589,771 shares of Class B Common Stock upon the exercise of options under the 1994 Plan.

     The sale and issuance of securities set forth above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof or Rule 701 adopted thereunder. The recipients of the securities in each of the transactions set forth in above represented their intention to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments used in such transactions. All recipients received adequate information about the Registrant at the time of the acquisition of such securities or had access, through employment or other relationships with the Registrant, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following Exhibits are attached hereto and incorporated herein by reference.


    EXHIBIT
      NO.                                       DESCRIPTION
    -------    ------------------------------------------------------------------------------
     1.1*      Form of Underwriting Agreement.
     3.1*      Amended and Restated Articles of Incorporation of the Registrant.
     3.2*      Bylaws of the Registrant.
     4.1*      Specimen certificate representing shares of Class A Common Stock of the
               Registrant.
     5.1*      Form of Opinion of Brobeck Phleger & Harrison LLP.
    10.1       Form of Indemnification Agreement for Directors of the Registrant.
    10.2       Form of Indemnification Agreement for Officers of the Registrant.
    10.3       1994 Amended and Restated Stock Option Plan, together with form of Stock
               Option Agreement, form of Stock Purchase Agreement, form of promissory note and form of stock pledge agreement.
    10.4*      1998 Stock Incentive Plan, together with form of Stock Option Agreement and form of Stock Issuance Agreement.
    10.5       1998 Employee Stock Purchase Plan.
    10.6       Loan and Security Agreement dated March 23, 1995 between the Registrant and
               Silicon Valley Bank, as amended.
    10.7       Standard Form Office Lease dated April 30, 1995 between the Registrant and
               Laguna Canyon, Inc., as amended.
    10.8+      Development, Supply and License Agreement dated September 29, 1997 between the
               Registrant and General Instrument Corporation, formerly known as NextLevel
               Systems, Inc.
    10.9       Stock Purchase Agreement dated February 3, 1998 between the Registrant and
               Cisco Systems, Inc.
    10.10      Registration Rights Agreement dated February 26, 1996 among the Registrant and certain of its shareholders, as amended.
    11.1**     Statement Regarding Computation of Earnings Per Share (contained in Note 1 of
               Notes to Financial Statements).
    23.1**     Consent of Independent Auditors.
    23.2*      Consent of Brobeck Phleger & Harrison LLP (contained in Exhibit 5.1).
    24.1**     Power of Attorney (contained on signature page on page II-5).
    27.1**     Financial Data Schedule.


------------

*  To be filed by Amendment.


** Previously filed.



+ Registrant has sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.

     (b)   FINANCIAL STATEMENT SCHEDULES

          (1) Report of Independent Auditors on Financial Statement Schedule

          (2) Schedule II--Valuation and qualifying accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 26th day of February, 1998.


                                          BROADCOM CORPORATION

                                          By:     /s/ HENRY T. NICHOLAS
                                            ------------------------------------
                                                   Henry T. Nicholas, III
                                                 Co-Chairman, President and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                TITLE                     DATE
---------------------------------------------  -----------------------------  ------------------

         /s/ HENRY T. NICHOLAS, III             Co-Chairman, President and    February 26, 1998
---------------------------------------------     Chief Executive Officer
           Henry T. Nicholas, III              (principal executive officer)

              /s/ HENRY SAMUELI                 Co-Chairman, Vice President   February 26, 1998
---------------------------------------------       of Engineering and
                Henry Samueli                     Chief Technical Officer

            /s/ WILLIAM J. RUEHLE                  Vice President, Chief      February 26, 1998
---------------------------------------------      Financial Officer and
              William J. Ruehle                          Secretary
                                                 (principal financial and
                                                    accounting officer)

              */s/ ALAN E. ROSS                          Director             February 26, 1998
---------------------------------------------
                Alan E. Ross

            */s/ WERNER F. WOLFEN                        Director             February 26, 1998
---------------------------------------------
              Werner F. Wolfen

            */s/ MYRON S. EICHEN                         Director             February 26, 1998
---------------------------------------------
               Myron S. Eichen



*By:     /s/ HENRY T. NICHOLAS
      -------------------------------
         Henry T. Nicholas, III
            Attorney-in-Fact

         REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

Board of Directors
Broadcom Corporation

     We have audited the financial statements of Broadcom Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated January 16, 1998, except for Notes 1 and 9, as to which the date is February 4, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  Ernst & Young LLP
Orange County, California
January 16, 1998, except for
Notes 1 and 9, as to which
the date is February 4, 1998

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                              BROADCOM CORPORATION

                                           BALANCE AT    CHARGED TO   CHARGED TO                BALANCE AT
                                          BEGINNING OF   COSTS AND      OTHER                     END OF
              DESCRIPTION                    PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
----------------------------------------  ------------   ----------   ----------   ----------   ----------
Year ended December 31, 1995:
  Deducted from asset accounts:
     Allowance for doubtful accounts....    $ 50,000     $   40,000      $ --       $ 50,000    $   40,000
     Reserve for excess and obsolete
       inventory........................          --         55,000        --             --        55,000
                                             -------      ---------       ---        -------     ---------
          Total.........................    $ 50,000     $   95,000      $ --       $ 50,000    $   95,000
                                             =======      =========       ===        =======     =========
Year ended December 31, 1996:
  Deducted from asset accounts:
     Allowance for doubtful accounts....    $ 40,000     $   84,000      $ --       $ 24,000    $  100,000
     Reserve for excess and obsolete
       inventory........................      55,000      1,055,000        --        361,000       749,000
                                             -------      ---------       ---        -------     ---------
          Total.........................    $ 95,000     $1,139,000      $ --       $385,000    $  849,000
                                             =======      =========       ===        =======     =========
Year ended December 31, 1997:
  Deducted from asset accounts:
     Allowance for doubtful accounts....    $100,000     $       --      $ --       $     --    $  100,000
     Reserve for excess and obsolete
       inventory........................     749,000      1,028,000        --         91,000     1,686,000
                                             -------      ---------       ---        -------     ---------
          Total.........................    $849,000     $1,028,000      $ --       $ 91,000    $1,786,000
                                             =======      =========       ===        =======     =========

                                 EXHIBIT INDEX


    EXHIBIT                                                                      SEQUENTIALLY
      NO.                               DESCRIPTION                                NO. PAGE
    -------    -------------------------------------------------------------   ----------------
     1.1*      Form of Underwriting Agreement...............................
     3.1*      Amended and Restated Articles of Incorporation of the
               Registrant...................................................
     3.2*      Bylaws of the Registrant.....................................
     4.1*      Specimen certificate representing shares of Class A Common
               Stock of the Registrant......................................
     5.1*      Form of Opinion of Brobeck Phleger & Harrison LLP............
    10.1       Form of Indemnification Agreement for Directors of the
               Registrant...................................................
    10.2       Form of Indemnification Agreement for Officers of the
               Registrant...................................................
    10.3       1994 Amended and Restated Stock Option Plan, together with form of Stock Option Agreement, form of Stock Purchase
               Agreement, form of promissory note and form of stock pledge agreement....................................................
    10.4*      1998 Stock Incentive Plan, together with form of Stock Option
               Agreement and form of Stock Issuance Agreement...............
    10.5       1998 Employee Stock Purchase Plan............................
    10.6       Loan and Security Agreement dated March 23, 1995 between the
               Registrant and Silicon Valley Bank, as amended...............
    10.7       Standard Form Office Lease dated April 30, 1995 between the
               Registrant and Laguna Canyon, Inc., as amended...............
    10.8+      Development, Supply and License Agreement dated September 29,
               1997 between the Registrant and General Instrument
               Corporation, formerly known as NextLevel Systems, Inc. ......
    10.9       Stock Purchase Agreement dated February 3, 1998 between the
               Registrant and Cisco Systems, Inc. ..........................
    10.10      Registration Rights Agreement dated February 26, 1996 among the Registrant and certain of its shareholders, as amended...
    11.1**     Statement Regarding Computation of Earnings Per Share
               (contained in Note 1 of Notes to Financial Statements).......
    23.1**     Consent of Independent Auditors..............................
    23.2*      Consent of Brobeck Phleger & Harrison LLP (contained in
               Exhibit 5.1).................................................
    24.1**     Power of Attorney (contained on signature page on page
               II-5)........................................................
    27.1**     Financial Data Schedule......................................


------------


*  To be filed by Amendment.



** Previously filed.



+ Registrant has sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.